CUSIP# 678046 10 3 Amex: BQI

NEWS RELEASE

Date: April 30, 2010

Oilsands Quest announces private placement of $18.2 million in
Flow-Through and Common Shares

Calgary, Alberta -- Oilsands Quest Inc. (NYSE Amex: BQI) announced today that it has entered into non-brokered private placement financing agreements (the “Offering”) with institutional shareholders for flow-through common shares and common shares.

Oilsands Quest has agreed to issue 10.5 million common shares on a flow-through basis ("Flow-Through Shares"). The Flow-Through shares will be issued to investors at a price of CDN$1.00 (US$ 0.995) per share, for total gross proceeds to Oilsands Quest of approximately CDN$10.5 million.

The Flow-Through Shares will be issued to investors in Canada pursuant to certain exemptions from the registration requirements under U.S. securities laws and from the prospectus and registration requirements under Canadian securities laws.

Oilsands Quest has also agreed to issue 9.2 million common shares ("Common Shares") at a price of US$0.85 per share for total gross proceeds to Oilsands Quest of approximately US$7.8 million. The Common Shares will be issued on a private placement basis pursuant to certain exemptions from the registration requirements under U.S. Securities laws and from the prospectus and registration requirements under Canadian Securities laws.

The Flow-Through Shares and Common Shares issued pursuant to the Offering have not been registered under the United States Securities Act of 1933, as amended (the "Securities Act") and may not be offered or sold in the United States or to U.S. persons (as such term is defined in Regulation S under the Securities Act) absent a registration statement or an applicable exemption from registration. The Offering is expected to close on or about May 10, 2010 and is subject to stock exchange approval and the completion of definitive documentation.

The proceeds from the Offering will be used to meet Oilsands Quest's work commitments on its existing oil sands leases and to conduct initial engineering, drilling and construction to prepare for a planned SAGD test at Test Site 1 later in 2010.

This notice is not an offer to sell or a solicitation of an offer to buy such securities and is issued pursuant to Rule 135c under the Securities Act of 1933.

CUSIP# 678046 10 3 Amex: BQI

About Oilsands Quest

Oilsands Quest Inc. (www.oilsandsquest.com) is developing Saskatchewan’s first global-scale oil sands discovery at Axe Lake, while exploring one of Canada's largest holdings of contiguous oil sands permits and licenses, located in Saskatchewan and Alberta. It is leading the establishment of the province of Saskatchewan's emerging oil sands industry.

Forward-looking Information

This news release contains certain “forward-looking information” within the meaning of applicable securities law including statements regarding the completion of the Offering and the Company's expected use of proceeds of the Offering. These statements are only predictions. Forward-looking information is based on the opinions and estimates of management at the date the information is provided, and is subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking information. For a description of the risks and uncertainties facing the Company and its business and affairs, readers should refer to the Company's Annual Report on Form 10K for the year ended April 30, 2009, and subsequent quarterly reports on Form 10Q available on www.sedar.com and www.edgar.com.  The Company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates or opinions should change, unless required by law.  The reader is cautioned not to place undue reliance on forward-looking statements.

For more information contact:

Riyaz Mulji
Manager, Investor Relations
Email: ir@oilsandsquest.com
Investor Line: 1-877-718-8941

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